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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No. 1)1

DSL.net, Inc. (Name of Issuer)
Common Stock, par value $0.0005 per share (Title of Class of Securities)
262506 10 8 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / / Rule 13d-1(b)

    / / Rule 13d-1(c)

    /x/ Rule 13d-1(d)

1
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 262506 10 8	13G	Page 2 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
VantagePoint Venture Partners 1996, L.P., a Delaware limited partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership

	5	SOLE VOTING POWER	6,808,934
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	0
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	6,808,934
PERSON WITH

	8	SHARED DISPOSITIVE POWER	0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,808,934

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	10.3%

12	TYPE OF REPORTING PERSON*	PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 262506 10 8	13G	Page 3 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
VantagePoint Associates, LLC, a Delaware limited liability company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company

	5	SOLE VOTING POWER	0
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	6,808,934**
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	0
PERSON WITH

	8	SHARED DISPOSITIVE POWER	6,808,934**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,808,934**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	10.3%

12	TYPE OF REPORTING PERSON*	OO

*
SEE INSTRUCTIONS BEFORE FILLING OUT!

**
Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that this statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP NO. 262506 10 8	13G	Page 4 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
VantagePoint Communications Partners, LP, a Delaware limited partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership

	5	SOLE VOTING POWER	13,617,874
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	0
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	13,617,874
PERSON WITH

	8	SHARED DISPOSITIVE POWER	0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	13,617,874

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	20.6%

12	TYPE OF REPORTING PERSON*	PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 262506 10 8	13G	Page 5 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
VantagePoint Communications Associates LLC, a Delaware limited liability company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company

	5	SOLE VOTING POWER	0
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	13,617,874**
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	0
PERSON WITH

	8	SHARED DISPOSITIVE POWER	13,617,874**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	13,617,874**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	20.6%

12	TYPE OF REPORTING PERSON*	OO

*
SEE INSTRUCTIONS BEFORE FILLING OUT!

**
Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that this statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP NO. 262506 10 8	13G	Page 6 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
VantagePoint Venture Partners III (Q), LP, a Delaware limited partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership

	5	SOLE VOTING POWER	1,361,037
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	0
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	1,361,037
PERSON WITH

	8	SHARED DISPOSITIVE POWER	0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,361,037

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.1%

12	TYPE OF REPORTING PERSON*	PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 262506 10 8	13G	Page 7 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
VantagePoint Venture Partners III, LP, a Delaware limited partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership

	5	SOLE VOTING POWER	168,218
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	0
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	168,218
PERSON WITH

	8	SHARED DISPOSITIVE POWER	0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	168,218

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%

12	TYPE OF REPORTING PERSON*	PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 262506 10 8	13G	Page 8 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
VantagePoint Venture Associates III, LLC, a Delaware limited liability company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company

	5	SOLE VOTING POWER	0
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	1,529,255**
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	0
PERSON WITH

	8	SHARED DISPOSITIVE POWER	1,529,255**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,529,255**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.3%

12	TYPE OF REPORTING PERSON*	OO

*
SEE INSTRUCTIONS BEFORE FILLING OUT!

**
Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that this statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP NO. 262506 10 8	13G	Page 9 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
James D. Marver

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	5	SOLE VOTING POWER	133,300
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	21,956,063**
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	133,300
PERSON WITH

	8	SHARED DISPOSITIVE POWER	21,956,063**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	22,089,363**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	33.4%

12	TYPE OF REPORTING PERSON*	IN

*
SEE INSTRUCTIONS BEFORE FILLING OUT!

**
Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock of which such reporting person has shared dispositive power as reflected herein and, as such, declares that this statement shall not be construed as an admission that such person is the beneficial owner of such securities covered hereby.

CUSIP NO. 262506 10 8	13G	Page 10 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Alan E. Salzman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	5	SOLE VOTING POWER	0
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER	21,956,063**
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	0
PERSON WITH

	8	SHARED DISPOSITIVE POWER	21,956,063**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	21,956,063**

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	33.3%

12	TYPE OF REPORTING PERSON*	IN

*
SEE INSTRUCTIONS BEFORE FILLING OUT!

**
Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock of which such reporting person has shared dispositive power as reflected herein and, as such, declares that this statement shall not be construed as an admission that such person is the beneficial owner of such securities covered hereby.

CUSIP NO. 262506 10 8	13G	Page 11 of 17 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
William J. Marshall

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) / / (b) /x/

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	5	SOLE VOTING POWER	333,250
NUMBER OF
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	7	SOLE DISPOSITIVE POWER	333,250
PERSON WITH

	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPOTING PERSON

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	/ /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%

12	TYPE OF REPORTING PERSON*	IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 12 of 17 Pages
Item 1(a)	Name of Issuer:
DSL.net, Inc. (the "Issuer")
Item 1(b)	Address of Issuer's Principal Executive Offices:
545 Long Wharf Drive, 5th Floor, New Haven, Connecticut 06511
Item 2(a)	Name of Person Filing:

VantagePoint Venture Partners 1996, L.P. is a Delaware limited liability partnership with VantagePoint Associates, LLC. as its general partner. VantagePoint Communications Partners, LP is a Delaware limited liability partnership with VantagePoint Communications Associates, LLC as its general partner. VantagePoint Venture Partners III (Q), LP and VantagePoint Venture Partners III, LP are Delaware limited liability partnerships with VantagePoint Venture Associates III, LLC as their general partner. James D. Marver and Alan E. Salzman are managing members and William J. Marshall a member of VantagePoint Associates LLC, VantagePoint Communications Associates LLC and VantagePoint Venture Associates, III, LLC, all of which are Delaware limited liability companies.
Item 2(b):	Address of Principal Business Office, or if none, residence:
The principal place of business of each Reporting Person is:
1001 Bayhill Drive, Suite 100, San Bruno, California 94066.
Item 2(c)	Citizenship:

VantagePoint Venture Partners 1996, L.P., VantagePoint Communications Partners, LP, VantagePoint Venture Partners III (Q), LP, VantagePoint Venture Partners, LP, VantagePoint Associates, LLC, VantagePoint Communications Associates, LLC and VantagePoint Venture Associates III, LLC are Delaware citizens. James D. Marver, Alan E. Salzman and William J. Marshall are United States citizens.
Item 2(d)	Title of Class of Securities:
Common Stock, $0.0005 par value per share, of the Issuer.
Item 2(e)	CUSIP Number:
262506 10 8
Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:
Not Applicable.
Item 4.	Ownership:

As of the close of business on September 30, 2000, the Reporting Persons (other than James D. Marver and William J. Marshall) may be deemed to beneficially own, in the aggregate, 21,956,063 shares of Common Stock of the Issuer, representing approximately 33.3% of the Issuer's outstanding shares of Common Stock (based upon the 65,984,017 shares of Common Stock reported by the Issuer to be issued and outstanding as of September 30, 2000). Mr. Marver may be deemed to beneficially own, in the aggregate, 22,089,363 shares of Common Stock of the Issuer, representing approximately 33.5% of the Issuer's outstanding shares of Common Stock on this same basis. Mr. Marshall may be deemed to beneficially own, in the aggregate, 333,250 shares of Common Stock of the Issuer, representing approximately 0.5% of the Issuer's outstanding shares of Common Stock on this same basis.

Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Page 13 of 17 Pages

Item 5.	Ownership of Five Percent or Less of a Class:
Not Applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not Applicable.
Item 8.	Identification and Classification of Members of the Group.
This statement on Schedule 13G has been filed by a group under Rule 13d-1(d). Attached as Exhibit A is a Joint Filing Statement executed by each member of such group.
Item 9.	Notice of Dissolution of Group.
Not Applicable.
Item 10.	Certification.
Not Applicable.

Page 14 of 17 Pages

SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 6, 2001
VANTAGEPOINT VENTURE PARTNERS 1996, L.P. BY: VANTAGEPOINT ASSOCIATES, LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT COMMUNICATIONS PARTNERS, LP BY: VANTAGEPOINT COMMUNICATIONS ASSOCIATES LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT VENTURE PARTNERS III, L.P. BY: VANTAGEPOINT VENTURE ASSOCIATES III, LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT VENTURE PARTNERS III (Q), LP BY: VANTAGEPOINT VENTURE ASSOCIATES III, LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member

Page 15 of 17 Pages

VANTAGEPOINT ASSOCIATES, LLC
Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT COMMUNICATIONS ASSOCIATES LLC
Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT VENTURE ASSOCIATES III, LLC
Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
/s/ JAMES D. MARVER James D. Marver
/s/ ALAN E. SALZMAN Alan E. Salzman
/s/ WILLIAM J. MARSHALL William J. Marshall

Page 16 of 17 Pages

EXHIBIT A
Agreement of Joint Filing

    Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: June 6, 2001
VANTAGEPOINT VENTURE PARTNERS 1996, L.P. BY: VANTAGEPOINT ASSOCIATES, LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT COMMUNICATIONS PARTNERS, LP BY: VANTAGEPOINT COMMUNICATIONS ASSOCIATES LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT VENTURE PARTNERS III, L.P. BY: VANTAGEPOINT VENTURE ASSOCIATES III, LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT VENTURE PARTNERS III (Q), LP BY: VANTAGEPOINT VENTURE ASSOCIATES III, LLC, Its General Partner
	Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member

Page 17 of 17 Pages

VANTAGEPOINT ASSOCIATES, LLC
Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT COMMUNICATIONS ASSOCIATES LLC
Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
VANTAGEPOINT VENTURE ASSOCIATES III, LLC
Signature:	/s/ JAMES D. MARVER James D. Marver, Managing Member
/s/ JAMES D. MARVER James D. Marver
/s/ ALAN E. SALZMAN Alan E. Salzman
/s/ WILLIAM J. MARSHALL William J. Marshall

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EXHIBIT A Agreement of Joint Filing